IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY


WALLACE W. WEATHERLY and                   :
GEORGE SUSTENDAL,                          :
                                           :
                        Plaintiffs,        :
                                           :
      v.                                   :
                                           :       C.A. No. __________
GERALD T. VENTO, THOMAS H. SULLIVAN,       :
GARY C. WENDT, MICHAEL BENSON, WILLIAM     :
W. HAGUE, ANN K. HALL, SCOTT I.            :
ANDERSON, AT&T WIRELESS SERVICES, INC.,    :
MICHAEL R. HANNON, ROHIT M. DESAI,         :
JAMES M. HOAK and TELECORP PCS, INC.       :
                                           :
                        Defendants.        :



                             CLASS ACTION COMPLAINT
                             ----------------------

      Plaintiffs, by their attorneys, as and for their Class Action Complaint, allege upon knowledge as to themselves and their own acts, and upon information and belief based upon investigation of counsel as to all other allegations, as follows:

                              PRELIMINARY STATEMENT
                              ---------------------

      1. Plaintiffs bring this action on behalf of themselves and all similarly-situated stockholders of Telecorp PCS, Inc. ("Telecorp"), who face irreparable injury as a result of gross overreaching by Telecorp's controlling stockholder, AT&T Wireless Services, Inc. ("AT&T") and breach of fiduciary duty by Telecorp's directors. On October 8, 2001, Telecorp and AT&T announced that they had entered into a merger agreement (the "AT&T Merger Agreement") pursuant to which AT&T, which already owns over 23% of Telecorp's outstanding publicly-traded stock, intends to acquire the entire equity interest in Telecorp (the "AT&T Merger"). They also announced that insider stockholders controlling a majority of the voting power of Telecorp's stock had committed to vote in favor of the deal. The consideration to Telecorp's public stockholders contemplated by the AT&T Merger Agreement is grossly unfair, and does not reflect the value to which they are entitled in a sale of the company.

      2. AT&T used its domination and control of Telecorp and its Board of Directors to initiate, time, structure and price the contemplated transaction to its own advantage, and the corresponding detriment of Plaintiffs and Telecorp's other public stockholders. The AT&T deal was initiated and timed to (a) coincide with the all-time low stock market valuation of Telecorp; (b) capture the entire equity interest in Telecorp now, as it stands poised for explosive growth as an operating company and (c) lock up the deal prior to the announcement of expected regulatory changes that would (and, shortly after the deal was announced, did) significantly increase the value of Telecorp as a strategic acquisition target. AT&T priced and structured the deal to permit it to acquire Telecorp's valuable infrastructure, operations and FCC licenses cheaply and foreclose competing offers.

      3. AT&T also illegally purchased the shareholder votes it needed to lock up the deal before it was even considered by the Telecorp Board. To ensure compliance with FCC regulations that permitted Telecorp to acquire licenses on favorable terms, technical voting control over the company is vested in its two senior executive managers, defendants Gerald T. Vento ("Vento") and Thomas H. Sullivan ("Sullivan"), through the device of a special class of supervoting common stock. Vento and Sullivan by themselves possess sufficient voting power to cause (or to block) effective stockholder approval of the AT&T merger. AT&T purchased this voting power for its own benefit by providing millions of dollars in financial inducements to Vento and Sullivan, and had in hand their commitment to vote their supervoting shares in favor of its deal before the Telecorp Board met to consider it.

      4. Telecorp's Directors, all but one of whom are named as defendants in this action (the "Director Defendants"), breached their fiduciary duties of care, loyalty, and good faith under Delaware law when they voted to approve the AT&T deal, The Telecorp Board took no steps to gather and adequately consider all reasonably available information material to the matter at hand, or otherwise to assure itself that the AT&T deal, if consummated, would provide Telecorp's stockholders with the highest reasonably available price in a sale of the company. Instead, the Director Defendants, a majority of whom labored under material conflicts of interest in considering and voting upon the proposed transaction, acceded to AT&T's desire to go forward with it. As a result, Telecorp's public stockholders face the forced sale of their investment in the company in an unfair deal at a grossly inadequate price.

      5. Plaintiffs seek declaratory and injunctive relief, or, in the event that the AT&T Merger is consummated, monetary damages. In the paragraphs that follow, Plaintiffs (a) identify the parties to this action, (b) describe the origins of Telecorp and its place within the wireless communications industry,
(c) show how AT&T has exercised pervasive control over Telecorp throughout its corporate existence, (d) detail how AT&T used its control over Telecorp to initiate, time, structure and price the AT&T Merger for its own benefit at the expense of Telecorp's public stockholders and how, correspondingly, the director defendants breached their fiduciary duties by permitting AT&T to do so, and (e) set forth their claims for relief.

                                   THE PARTIES
                                   -----------

      6. Plaintiffs Dr. Wallace W. Weatherly and George Sustendal collectively own 57,918 shares of Telecorp Class A Common Stock and have owned such shares since November 13, 2000.

      7. Defendant Telecorp is a Delaware corporation headquartered in Arlington, Virginia. Telecorp is a holding company with two principal operating subsidiaries, Telecorp Wireless and Tritel, through which it provides digital wireless personal communications services to a licensed service area covering approximately 37 million people from the Great Lakes to the Gulf of Mexico. Telecorp has a market capitalization (as of November 8, 2001) of $2.44 billion, with 179.8 million shares of Class A Common Stock outstanding.

      8. Defendant AT&T is a Delaware corporation headquartered in Redmond, Washington. AT&T is the largest independently traded wireless carrier in the United States, following its split-off from AT&T Corp. in July 2001. AT&T has more than 16.4 million wireless communications service subscribers, and full-year 2000 revenues exceeding $10 billion. AT&T holds 23% of Telecorp's Class A Common Stock (as well as 20.64% of Telecorp's Class D Common Stock, 25% of its Class F Common Stock, and 100% of its Series A, B and D Preferred Stock), and controls Telecorp through: (a) extensive business dealings with defendants Vento and Sullivan, who, with AT&T, founded Telecorp and who hold a majority of the voting power of all Telecorp stock by virtue of their ownership of Telecorp's Voting Preference Common Stock; (b) a Stockholder's Agreement which ensures Vento and Sullivan's membership on the Telecorp Board, grants AT&T the power to designate three additional members of the eleven-member Board, and to block (through a power of approval) designations by other stockholders; and (c) additional contractual arrangements that govern the operations of Telecorp.

      9. Defendants Vento and Sullivan are both directors of Telecorp. As noted immediately above, they, together with AT&T, founded Telecorp. Vento and Sullivan control a majority of the voting power of all Telecorp stock through their ownership of supervoting stock. Through their wholly-owned Telecorp Management Corporation ("TMC"), they provide executive management services to
Telecorp: Vento acts as Telecorp's Chief Executive Officer, and Sullivan acts as its Chief Financial Officer. Both have engaged in extensive self-dealing transactions with Telecorp since the company was founded, in many instances with the direct involvement of AT&T, through which they have reaped many millions of dollars in personal profits.

      10. Defendants Michael Benson ("Benson"), William W. Hague ("Hague") and Ann K. Hall ("Hall") are directors of Telecorp and are Board designees of its controlling shareholder, AT&T. Each is an executive officer of AT&T. Benson serves as AT&T's Senior Vice President and Chief Information Officer. Hague serves as AT&T's Senior Vice President, Corporate Development, Mergers and Acquisitions and is also President of TL Acquisition Corp., a corporation formed by AT&T for the purpose of effecting the AT&T Merger. Hall serves as AT&T's Director of Partnership and Affiliate Operations.

      11. Defendant Scott I. Anderson ("Anderson") is a Director of Telecorp. From 1986 to 1997, Anderson was employed by AT&T, where he last served as Senior Vice President of the Acquisitions and Development group. Anderson is currently a principal in Cedar Grove Partners, LLC and Cedar Grove investments, LLC. Anderson maintains close ties with AT&T, and benefits from extensive continuing business dealings with numerous AT&T affiliates. Anderson is also a Director of Triton PCS, Inc, an affiliate of AT&T, and, prior to the November 2000 merger between Telecorp and Tritel, Inc, another affiliate of AT&T, Anderson was a director of Tritel as well. Anderson is a controlling stockholder, together with Vento and Sullivan, of Panther Wireless, LLC, which received a transfer of FCC licenses from Tritel, Inc on October 27, 2000, just weeks prior to consummation the Telecorp-Tritel merger. Anderson is a controlling stockholder or director of several entities that engage in regular business activities with Telecorp, including Wireless Facilities, Inc, which during fiscal year 2000 received $70 million from Telecorp for microwave relocation and network monitoring services.

      12. Defendant Gary C. Wendt ("Wendt") is a Director of Telecorp. Wendt is chairman and CEO of Conseco, Telecorp's largest institutional shareholder. As explained more fully below, Wendt joined the Telecorp Board just weeks before the AT&T Merger Agreement was announced.

      13. Defendant Michael K. Hannon ("Hannon") is a Director of Telecorp. Hannon is also a Partner of J.P. Morgan Partners, which holds 8.69% of Telecorp Class A Common Stock (as well as, through its affiliate, CB Capital Investors, 9.69% of Telecorp's Class C Common Stock, 23.43% of Telecorp's Class D Common Stock, and 23.46% of Telecorp's Series C Preferred Stock). J. P. Morgan Partners was one of the initial investors in Telecorp, and is also a major investor in AT&T affiliate Triton, Inc. J. P. Morgan Partners is an affiliate of J. P. Morgan Chase & Co. ("Chase"). Chase has acted as Telecorp's lead manager for various note offerings and is the agent bank and a lender under Telecorp's senior credit facilities. J. P. Morgan Securities, another affiliate of Chase, provided an opinion regarding the purported fairness of the consideration to be paid to Telecorp's stockholders pursuant to the AT&T Merger Agreement.

      14. Defendant Rohit M. Desai is a Director of Telecorp. He is Chairman, President and Chief Investment Officer of Desai Capital Management, which holds 8.26% of Telecorp's Class A Common Stock (as well as, through its affiliates, 9.48% of Telecorp's Class C Common Stock, 22.82% of Telecorp's Class D Common Stock, and 22.81% of Telecorp's Series C Preferred Stock). Desai Capital Management was one of the initial investors in Telecorp, and is also a major investor in AT&T affiliate Triton.

      15. Defendant James M. Hoak is a Director of Telecorp. He is Chairman and a Principal of Hoak Capital Corporation, a private investment firm which, through its affiliate Hoak Communications Partners, L. P., owns 6.11% of Telecorp's Class A Common Stock (as well as 6.52% of its Class C Common Stock, 15.68% of its Class D Common, and 15.67% of its Series C Preferred Stock). Hoak Communication Partners was one of the initial investors in Telecorp.

      16. William M. Mounger, ("Mounger"), who is a director of Telecorp and Chairman of its Board, is not a defendant in this action. Mounger was the Chief Executive Officer and Chairman of Tritel prior to consummation of the Telecorp-Tritel Merger.

                                   BACKGROUND
                                   ----------

      17. Telecorp is the largest affiliate of AT&T in the United States. AT&T has pursued a strategy of partnering with affiliates, such as Telecorp, Triton and Dobson Communications, Inc., to extend the reach of its wireless communications network across less populated markets, while focusing the deployment of its own capital in larger markets. This strategy has worked well not only for AT&T, but also for Telecorp. Funded with venture capital and the proceeds of its November 1999 IPO, as well as by substantial debt, Telecorp used cash and stock to buy additional licenses and other AT&T affiliates to complement AT&T's reach. Operating in a highly dynamic industry characterized by explosive growth (the wireless customer base in the U. S. has soared in less than ten years to nearly 120 million from just a few million), evolving technology and price competition (fostered by the FCC through regulatory caps on wireless carriers' airwave ownership in discrete geographic markets), Telecorp successfully expanded its territory and subscribership, fashioning itself as a satellite operation of AT&T.

VENTO, SULLIVAN AND AT&T FOUND TELECORP
WITH THE HELP OF PRIVATE EQUITY INVESTORS
-----------------------------------------

      18. Telecorp's predecessor was formed in 1998 by Vento, Sullivan and AT&T for the purpose of forming a joint venture. Using FCC wireless spectrum licenses contributed by AT&T and by Vento and Sullivan, the new company would build and operate a digital wireless network in markets across the Midwest, South and New England. In exchange for the contribution of licenses, AT&T received, inter alia, a major equity stake in Telecorp. Vento and Sullivan also received Telecorp stock, including shares of Telecorp Voting Preference Common Stock carrying 50.1% of the voting power of all outstanding Telecorp stock. Certain institutional and venture capital investors provided additional equity financing.

TELECORP'S INITIAL PUBLIC OFFERING
----------------------------------

      19. In November 1999, Telecorp made an initial public offering of its Class A Common Stock at an offering price of $20 per share. Through this offering, the founders of Telecorp invited public investors to join with them as equity participants in the Telecorp venture. The IPO succeeded in raising $195.5 million of capital. The stock began trading on the NASDAQ National Market on November 23, 1999, and traded at a low of $31 per share and a high of $42.875 per share during the year 1999.

TELECOM SUCCESSFULLY DEVELOPS AND EXPANDS ITS BUSINESS
------------------------------------------------------

      20. By year-end 1999, Telecorp had successfully launched its services in 26 markets. At December 31, 1999, Telecorp had more than 142,000 customers and networks covering approximately 66% of the population where it held licenses, and reported revenue of $87.6 million.

      21. By February 2000, Telecorp's stock had reached a trading price of $54. At that time, AT&T, Vento and Sullivan determined to combine Telecorp with Tritel, Inc., another wireless communications service provider and affiliate of AT&T. The combination was consummated through a merger on November 13, 2000, in which both Telecorp and Tritel were merged with newly-formed wholly-owned subsidiaries of a newly-formed holding company. Telecorp was renamed Telecorp Wireless, Inc., and the holding company was renamed Telecorp PCS, Inc. In connection with and immediately following Telecorp's acquisition of Tritel, AT&T made certain cash and other contributions to the combined company in exchange for 9,272,740 shares of Telecorp Class A Common Stock, increasing AT&T's ownership interest in Telecorp's Class A Common Stock from 18% to the current level of 23%.

      22. Following the announcement of the Tritel acquisition, Telecorp continued to expand its business, launching additional markets and adding 323,000 subscribers (excluding 179,000 gained as a result of the Tritel acquisition) during the twelve-month period from July 1, 2000 to June 30, 2001. Telecorp's revenue for the six months ended June 30, 2001 was $322.9 million, compared to $127.5 million for the same period in 2000.

TELECORP NOW STANDS POISED FOR EXPLOSIVE GROWTH
-----------------------------------------------

      23. As an operating company, Telecorp's subscribership and revenue growth, while impressive, has only scratched the surface of the potential growth in the markets it serves. According to an October 12, 2001 Washington Post article, "Telecorp only has about 3 percent penetration in its areas of operations." Moreover, the wireless communications services market, which has grown exponentially in the last several years to approximately 120 million customers, is expected to double over the next decade. In a press release dated September 10, 2001, just a few weeks prior to announcement of the AT&T deal, Vento summarized Telecorp's current operational prospects well: "tremendous potential."

TELECORP IS ATTRACTIVE TO STRATEGIC ACQUIRORS
---------------------------------------------

      24. As a candidate for acquisition, Telecorp does indeed have "tremendous potential." According to AT&T, Telecorp has "deep spectrum position in key markets." The huge growth in the wireless communications industry and emerging demand for wireless internet services has resulted in intense demand for additional broadcast spectrum by the larger wireless carriers, which include not only AT&T, but also Cingular, Sprint PCS, Verizon Wireless, and several others. These carriers need additional spectrum to address current shortages in major markets and to pave the way for rollout of new internet services. This intense demand for wireless spectrum makes Telecorp's FCC licenses, absent regulatory barriers to acquisition, potentially highly valuable to any prospective acquiror.

                           AT&T'S CONTROL OF TELECORP
                           --------------------------

      25. Throughout Telecorp's corporate life, AT&T has exercised pervasive control of Telecorp's management, business, and affairs. AT&T has maintained its control over Telecorp through (a) a Stockholders' Agreement assuring it control of the Telecorp Board of Directors, (b) extensive insider dealings with the holders of the majority voting power in the company, Vento and Sullivan, providing them with strong personal economic incentives to act consistently with its wishes (c), and contractual arrangements governing Telecorp's operations.

AT&T CONTROLS THE TELECORP BOARD
--------------------------------

      26. AT&T controls Telecorp's Board through contractual provisions guaranteeing it the power to designate directors and to block designations (through a right of approval) by the other Telecorp shareholders. Presently, pursuant to the terms of a Stockholder's Agreement entered into at the time of the combination with Tritel, the Telecorp Board consists of eleven directors. Six of these directors (a majority) are directly beholden to AT&T by reason of employment or other personal economic interests:

      o Three directors--Hague, Benson and Hall--are AT&T's direct designees and are employed by it.

      o Two more--Vento and Sullivan--are Telecorp's senior executive officers, co-founded Telecorp with AT&T, and, as explained below, are strongly incentivized to act in accordance with its wishes as a result of highly lucrative self-dealing transactions which they have pursued, and continue to pursue, with AT&T's participation and assistance.

      o Yet, another director--Anderson--is a former AT&T employee who, like Vento and Sullivan, has strong personal economic incentives to act in accordance with AT&T's wishes as a result of continuing dealings with AT&T and its wireless communications affiliates.

      27. Four more of Telecorp's Directors--Hannon, Desai, Hoak and the Board's latest addition, Wendt--represent the interests of initial venture capital or institutional investors in Telecorp. These venture capital and institutional investors benefit from preferential private equity investment structures in Telecorp and other AT&T wireless communications affiliates. As, a result, these directors, too, have strong incentives to act in accordance with AT&T's wishes.

      28. None of Telecorp's directors were elected by the public holders of Telecorp's Class A Common stock. Furthermore, none of Telecorp's directors have a background wholly independent from employment, financial dealings, or private investments with AT&T.

AT&T SECURES THE LOYALTY OF VENTO AND SULLIVAN
BY FACILITATING SELF-DEALING TRANSACTIONS IN WHICH THEY
REAP MILLIONS OF DOLLARS IN PERSONAL PROFITS
-------------------------------------------------------

      29. The keystone to AT&T's control over Telecorp is its relationship with Vento and Sullivan. In addition to serving as directors and senior management of Telecorp, they hold a majority of the voting power of all Telecorp stock through their ownership of its Voting Preference Common Stock.

      30. Throughout their tenure as founders, principal executive officers and directors of Telecorp, Vento and Sullivan have engaged in numerous self-dealing transactions through which they have reaped millions of dollars in personal profits. In several of these transactions, AT&T has been a direct participant. For example, in May 1999, Vento and Sullivan were awarded over 1.6 million shares of Telecorp stock (worth over $20.8 million at current market prices) in exchange for their interest in Puerto Rico Acquisition Corporation ("PRAC"). PRAC was a corporate vehicle used by Vento, Sullivan and AT&T to acquire an FCC license and related assets in San Juan, and then to transfer them to Telecorp. In this transaction, AT&T received 30,750 shares of Telecorp's Series A Convertible Preferred Stock, 10,250 shares of its Series D Preferred Stock, 3,090,000 shares of its Series F Convertible Preferred Stock, and net cash proceeds of $56.5 million.

      31. In May 1999, Telecorp acquired 85% of the stock of Viper Wireless, Inc. with $32.2 million cash contributed by AT&T. The remaining 15% of Viper's stock was owned by Vento and Sullivan. In April 2000, Telecorp purchased Vento and Sullivan's 15% interest in Viper in exchange for 323,372 shares of Telecorp Class A Common Stock (worth in excess of $4.2 million at current market prices) and 800 shares of its Series E Preferred Stock.

      32. In October 2000, a few weeks prior to the consummation of Telecorp's combination with Tritel, Vento, Sullivan and director defendant Anderson, through an entity known as Panther Wireless LLC, in which they hold a minority economic interest and majority voting control, received the transfer of FCC licenses worth $17.8 million from Tritel. This Transfer was required by AT&T and the other parties to the Telecorp Shareholders Agreement.

      33. In April 2000, Vento, Sullivan and three of Telecorp's initial investors (who are not identified in Telecorp's proxy statement disclosures) received from Telecorp 878,400 shares of its Class A Common Stock (worth in excess of $11.4 million at current market prices) in exchange for their ownership of Telecorp LMDS, Inc.


      34. The transactions described immediately above are only examples of the self-dealing transactions in which Vento and Sullivan have engaged. They have gained, and continue to gain, tremendous personal advantages from their relationship with AT&T and their control, along with AT&T, of Telecorp.

CONTRACTUAL ARRANGEMENTS GOVERNING TELECORP'S OPERATIONS
--------------------------------------------------------

      35. AT&T exercises control over Telecorp's operations through extensive contractual arrangements providing for, among other things:

      a. Telecorp's obligation to construct PCS systems in certain areas at a schedule approved by AT&T Wireless;

      b. Telecorp's obligation to meet customer care standards approved by AT&T Wireless;

      c. Telecorp's obligation to meet reception quality standards approved by AT&T Wireless;

      d. Telecorp's obligation to meet network reliability standards approved by AT&T Wireless;

      e. Telecorp's obligation to meet voice quality standards approved by AT&T Wireless;

      f. Telecorp's obligation to meet call completion standards approved by AT&T Wireless;

      g. Telecorp's obligation to adopt new technology chosen by AT&T Wireless;

      h. Telecorp's obligation to resell its services to AT&T Wireless or AT&T Wireless's designee at discounted rates;

      i. Telecorp's obligation to purchase interstate and intrastate long distance services from AT&T Wireless and meet minimum traffic volume commitments for long distance services;

      j. Telecorp's obligation to provide AT&T Wireless with the right of first refusal for the sale of certain assets or AT&T Wireless's designee at discounted rates;

      k. Telecorp's obligation to maintain "any and all confidential information" in "the strictest confidence."

In many respects, by virtue of these contractual arrangements, AT&T controls Telecorp's operations almost as if it were a division or branch of AT&T itself.

                              THE AT&T ACQUISITION
                              --------------------

      36. AT&T always intended one day to acquire the entire Telecorp business for itself. AT&T's plan was to use other people's money--including the equity contributed by public investors in Telecorp's Class A Common Stock--to (a) expand the geographic reach of Telecorp's pool of FCC spectrum licenses covering less-populated markets where AT&T did not wish to initially focus its own resources, and (b) build Telecorp's wireless network within these markets based on wireless technology compatible with its own. The short-term benefit of this strategy was to extend the reach of AT&T's wireless communications network across Telecorp's territory. The long-term benefit would come when market conditions created the opportunity to acquire the ready-made Telecorp network cheaply. AT&T set the stage for its later acquisition of Telecorp at the time of the Telecorp-Tritel combination. Then, as the stock market valuation of Telecorp declined during 2001, AT&T initiated, structured and locked up an opportunistic, inadequately-priced deal.

AT&T SETS THE STAGE FOR ACQUISITION OF TELECORP
-----------------------------------------------

      37. AT&T began steps to facilitate its acquisition of Telecorp when it arranged the Telecorp-Tritel merger. Tritel, like Telecorp, was under the voting control of its senior management--William Mounger (currently Chairman of Telecorp's Board) and E. B. Martin--who held supervoting stock. Because it planned ultimately to acquire the combined company, and because it knew that Vento and Sullivan could be persuaded to allow it to do so on favorable terms, AT&T structured the Telecorp-Tritel merger to place control of the supervoting stock in the combined company in their hands. Mounger and Martin, instead of sharing in the control of the supervoting stock in the new company, became its salaried Chairman and Vice-Chairman.

      38. Then AT&T struck a private deal with Vento and Sullivan. Schedules 13D filed on December 29, 2000 (shortly after the Telecorp-Tritel merger closed) reveal that AT&T entered into a series of agreements with them to buy out their Telecorp holdings. These agreements included an Equity Purchase Agreement, under which Vento and Sullivan agreed to sell part of their stock, and a Put Rights Agreement, under which they could require AT&T to purchase the remainder of their Telecorp holdings beginning in August 2003. At the same time, AT&T agreed to purchase their interests in several unidentified privately-held entities holding PCS licenses for undisclosed consideration. On February 14, 2001, Vento, Sullivan, and AT&T agreed--for undisclosed reasons--to cancel the Equity Purchase Agreement and the Put Rights Agreement; however, with respect to the transfer of Vento and Sullivan's privately held PCS investments to AT&T, the parties have never disclosed the identity of the PCS licenses transferred, the value of those licenses, or the price paid by AT&T.

      39. In part through this private deal (and in part through a gratuitous payment to Telecorp Management Corporation, described below), AT&T ensured Vento and Sullivan's support for its planned acquisition of Telecorp.

AS THE TRADING PRICE OF TELECORP'S STOCK FALLS TO ITS ALL-TIME
LOW, AT&T STRUCTURES AND LOCK'S UP ITS OPPORTUNISTIC DEAL
--------------------------------------------------------------

      40. During the ten months leading up to announcement of the AT&T Merger Agreement, the market price of Telecorp's Class A Common Stock declined drastically. From a high trading price of $28.8125 per share in December 2000, the stock dipped to $11.50 per share in April, recovered briefly to trade as high as $20 per share in late June, held steady between $16 and $17 per share for most of July, then slid to close just under $10 per share on October 2nd.

      41. As Telecorp's stock price plummeted, the long-contemplated acquisition became more and more attractive to AT&T. In response, it initiated the deal that was ultimately announced on October 8. AT&T priced its deal to acquire the entire equity interest in Telecorp as cheaply as possible, and structured the transaction to ensure that it would not lose the deal to a competing bidder or have to pay a higher price to defeat a competing bid.

      42. Accordingly, the AT&T Merger Agreement provides for an exchange ratio of 0.9 shares of AT&T common stock for one share of Telecorp common stock. When the deal was announced on October 8, this exchange ratio represented a meager 19% premium over the average 30-day trading price of Telecorp's Class A Common Stock, and a steep discount to its trading price as recently as August 2001.

      43. The AT&T Merger Agreement does not afford any downside protection to holders of Telecorp's common stock in the event that the market value of AT&T's stock declines. Furthermore, because of the "market out" exception to appraisal rights set forth in Section 262(b)(1) of the Delaware General Corporation Law, holders of Telecorp Class A Common stock--including all of Telecorp's public stockholders--will have no rights to a judicial appraisal of their shares.

      44. The AT&T Merger Agreement contains a no-shop provision that purports to absolutely bar the Telecorp Board from initiating, soliciting, encouraging or negotiating competing acquisition proposals. It also purports to require the Telecorp Board to submit the agreement to a vote of Telecorp's stockholders even if the Board withdraws its recommendation in favor of stockholder approval of the deal, and even if another bidder makes a superior acquisition offer.

      45. AT&T structured its deal to include (a) voting agreements to be executed by Vento and Sullivan as holders of the majority of the voting power of all Telecorp stock, requiring Vento and Sullivan to retain their shares and vote them in favor of the AWE Merger and against any competing proposal, and (b) a gratuitous payment of over $3 million to Telecorp Management Corporation, which is wholly-owned by Vento and Sullivan, purportedly for continuing to provide executive management services to Telecorp during pendency of the AT&T Merger. Through these agreements with Vento and Sullivan (and the earlier deal, described above, in which AT&T purchased from Vento and Sullivan unidentified FCC licenses for undisclosed consideration), AT&T purchased their votes and attempted to (and, absent injunctive relief, did) obtain an absolute lock-up for its transaction.

      46. AT&T also arranged voting agreements by certain of Telecorp's initial investors, including CB Capital Investors (represented on the Telecorp Board by director defendant Hannon), CTHIC, Inc. (a Conseco affiliate represented on the Telecorp Board by director defendant Wendt), Hoak Communications Partners and HCP Capital Fund (both represented on the Telecorp Board by director defendant
Hoak) (the "Private Equity investor Voting Agreements"). The Private Equity investor Voting Agreements, when executed, would obligate the executing stockholders to vote the shares held by them in favor of the AT&T Merger Agreement and against any competing offer.

      47. The AT&T Merger Agreement and the related contracts were not the product of arm's-length negotiations between AT&T and any person or body acting to protect the interests of Telecorp's public shareholders.

DEFENDANT WENDT JOINS THE TELECOM BOARD TO PURSUE CONSECO'S AGENDA
------------------------------------------------------------------

      48. 0n September 10, 2001, Telecorp issued a press release announcing that Gary C. Wendt, chairman and CEO of Conseco, Telecorp's largest institutional shareholder, would join its Board of Directors.

      49. For the last several months, Conseco has been in the midst of a severe liquidity crisis. According to a memorandum recently issued by Wendt to Conseco's stockholders, in order to meet its $1.39 billion in debt maturities and debt service obligations for 2002, Conseco will need to rely upon liquidation of its Telecorp investment and unspecified "cash generation options."

      50. This being so, Wendt's duties and obligations to Conseco stand in conflict to his fiduciary duties as a Telecorp director faced with the decision of whether, and at what price, Telecorp should be sold. Conseco's dire financial straits obligate him to press for immediate liquidity of Conseco's Telecorp holdings, and his memorandum to Conseco's shareholders indicates his firm commitment to do so. For him, as a Telecorp director, a vote in favor of (a) Telecorp's continued independence or (b) taking the time necessary to adequately shop the company was simply not an option. Under these circumstances, AT&T, Vento and Sullivan no doubt were delighted to add Wendt as a Telecom director as they prepared to push the AT&T deal through the Telecorp Board.

AS VENTO AND SULLIVAN ARE LOCKING UP THE DEAL WITH AT&T, THEY SEEK ADDITIONAL PERSONAL PROFIT BY ACQUIRING ADDITIONAL TELECORP SHARES WHILE IN POSSESSION OR MATERIAL NON-PUBLIC INFORMATION
------------------------------------------------------------------------------

      51. During the several weeks prior to public announcement of the AT&T Merger Agreement while they were no doubt involved in negotiating the terms and mechanisms of their final delivery of the Telecorp business to AT&T, Vento and Sullivan were looking for additional ways in which they could personally profit from the deal. According to information posted on YahooFinance, within days after the trading markets reopened after the September 11 terrorist attacks, Vento purchased 64,500 Telecorp shares at prices ranging from $11.40 to $11.85 per share and Sullivan purchased 46,800 Telecorp shares at $11.75 per share. When Telecorp's stock price jumped to close at $13.50 per share after announcement of the AT&T deal on October 8, these trades produced paper profits of $81,900 for Sullivan (which would amount to roughly 19% of Sullivan's total reported compensation from Telecorp for fiscal year 2000) and not less than $106,425 for Vento (roughly 20% of his year 2000 Telecorp compensation).

AT&T, VENTO, AND SULLIVAN PRESENT THE DEAL TO
THE UNINFORMED TELECORP BOARD AS A FAIT ACCOMPLI
------------------------------------------------

      52. The Telecorp Board considered the AT&T Merger Agreement and the related contracts on October 7, 2000. The deal was presented to them as a fait accompli, already supported by Vento and Sullivan, who held sufficient votes as shareholders to ensure the deal's approval, as well as by a number of private equity investors. By the time the meeting ended, the Board had voted to approve the deal.

      53. The Telecorp Board and each of the Director Defendants, in their capacity as fiduciaries for Telecorp and all of its shareholders, were faced on October 7 with the decision of whether (a) the AT&T deal should he approved at that time, (b) the Board should seek additional time to explore alternatives, to appoint an independent committee to negotiate with AT&T, and to gather sufficient information to make art informed decision, or (c) Telecorp should remain independent for the time being.

      54. Under Delaware law, when the Director Defendants assumed the position of directors of Telecorp, they became fiduciaries for all of its stockholders, with a concomitant affirmative duty to protect the interests of the minority, as well as the majority, stockholders. This affirmative duty of each director to all stockholders exists in uncompromising and undiluted form irrespective of the fact that a director may have been elected or designated by a majority or controlling shareholder or other substantial stockholder. Moreover, when directors consider whether to approve and recommend a merger, Delaware law is unequivocal--the directors must make their own decision on a fully-informed basis and are not permitted to leave the decision to the shareholders alone. Thus, none of Telecorp's directors were free to simply defer to the wishes of AT&T, Vento, or Sullivan.

      55. Here, the Telecorp Board was faced with a proposed sale of the entire equity interest in Telecorp by stockholders holding a majority of its voting power (Vento and Sullivan) to a dominating and controlling stockholder (AT&T). Under these circumstances, the directors were obligated to act on a fully informed, independent and good-faith basis to maximize value for the benefit of all shareholders.

      56. The manner in which the deal was presented to the Telecorp board did not permit it to conduct a reasonable investigation to ensure that it would obtain the highest reasonably available price in a sale of the company, or even that the AT&T Merger Agreement represented the best possible price that could be obtained from AT&T. The Board did not seek additional time to gather information or to make a considered judgment. No search for, or reasonable consideration of, alternatives occurred. No efforts to provide for a market check of the transaction were made.

      57. Although the AT&T Merger Agreement states that "Telecorp" had received written opinions of J. P. Morgan Securities (an Affiliate of J. P. Morgan Partners, one of the shareholders that stood ready to execute a Private Equity Investor Voting Agreement) and Lehman Bros., Inc. (a firm that has provided extensive investment banking services to AT&T Corp., most recently in connection with its split-off of AT&T and related transactions) that the exchange ratio offered to Telecorp stockholders in the AT&T Merger Agreement was fair from a financial point of view, there is no indication that the Telecorp Board properly and adequately considered these opinions and the circumstances under which they were prepared and presented. Moreover, the opinions contained two significant limitations. First, they simply opine that the proposed exchange ratios were fair, not that they represented the maximum value obtainable for the Telecorp shareholders in a sale of the entire equity interest in the company. Second, they expressly did not opine on the fairness--to Telecorp or any of its shareholders--of the exchange ratio being offend to Vento and Sullivan for their Voting Preference Common Stock, or of any other consideration being paid by AT&T to Vento and Sullivan in exchange for their support of the deal as holders of the shareholder Voting power required to approve it.

      58. Moreover, it appears that the Telecorp Board was not adequately informed of, and did not adequately consider, impending regulatory changes by the FCC that would bear directly on the value of Telecorp's FCC spectrum licenses and consequently on its value to AT&T and other potential acquirors. Telecorp was founded, and its business developed and grown, in a regulatory environment in which the FCC imposed caps on the amount of airwave spectrum that any one wireless communications carrier could own within discrete geographical markets. These caps were originally imposed to foster competition by ensuring that larger carriers could not buy up all the airwaves in a particular market. In the latter half of 2001, the FCC began to give indications that, in response to intense demand by larger carriers for additional spectrum, it would raise the regulatory cap levels or abolish the caps entirely. This development would pave the way for large carriers to add spectrum by acquiring smaller carriers that possess spectrum licenses in markets in which the larger carriers operate or plan to operate.

      59. The Telecorp Board also failed to consider adequately the effect of known conflicts of interest on the initiation, structure and pricing of the proposed AT&T Merger Agreement. Despite the domination and control of the Board by AT&T and known extensive side-dealings between Vento and Sullivan, AT&T and other insiders, the Board failed to appoint and empower an independent committee to act on behalf of Telecorp's shareholders with respect to the proposed AT&T deal.

      60. Undisclosed conflicts also tainted the Telecorp Board's decision. First, as noted above, Vento and Sullivan never disclosed to the Telecorp Board the terms of the side deal they entered into with AT&T in December 2000 in connection with their (since terminated) agreement to sell out their interests in Telecorp to AT&T. Second, director defendant Wendt did not adequately disclose to the Telecorp Board that he had joined the Telecorp Board with the specific agenda of promoting Conseco's interest in immediate liquidity of its Telecorp investment, due to its desperate need for cash, through a deal with AT&T. Nor did he disclose to the Telecorp Board any discussions concerning the proposed transaction that he had with AT&T, Vento or Sullivan before to joining the Board just weeks prior to the October 7 meeting.

      61. Finally, the favorable votes of interested directors were necessary in order for the Board to approve the AT&T deal. Of the eleven directors, three--Benson, Hague and Hall--are employees of AT&T and thus stood on both sides of the transaction; two more, Vento and Sullivan, were paid by AT&T for their support, as explained above; Anderson, a former AT&T employee, is beholden to AT&T as a result of continuing lucrative dealings with that company and its affiliates; and Wendt acted to promote Conseco's interest in immediate liquidity of its Telecorp investment. That left a minority of four directors who are even arguably disinterested, and even these four lack independence as a result of their dealings with AT&T, as described above. Moreover, Section 2.5 of the executed AT&T Merger Agreement in which Telecorp represents that only "a majority of [Telecorp's] Disinterested Directors [(defined as those not employed by AT&T)] has . . . approved" the deal, indicates that at least one director voted against it.

      62. Under these circumstances, Telecorp's public shareholders did not have the benefit of an informed and disinterested Board decision with respect to the AT&T deal.

THE AT&T MERGER AGREEMENT IS PUBLICLY ANNOUNCED
IN A MANNER CALCULATED TO FORECLOSE THE EMERGENCE OF COMPETING ALTERNATIVES
---------------------------------------------------------------------------

      63. On October 8, 2001, AT&T and Telecorp issued a joint press release announcing that they had entered into the AT&T Merger Agreement. The press release stated that AT&T would acquire Telecorp PCS . . . in an all-stock transaction valued at $4.7 billion. AT&T Wireless will acquire the 77 percent of the company that it does not already own for $2.4 billion and assume $2.1 billion in net debt and approximately $221 million in preferred securities.

            The boards of directors of both companies have approved the transaction and Telecorp PCS shareowners representing a majority of the voting power have committed to vote in favor of the transaction.

            AT&T Wireless said it will offer Telecorp PCS shareowners 0.9 shares of AT&T Wireless common stock for each share of Telecorp PCS common stock. This represents a premium of 19 percent based on the average of the closing prices for the past 30 trading days for Telecorp PCS common stock.

In the press release, Vento attempted to justify the meager 19% reported premium by stating that "AT&T Wireless is a well-managed company with a very strong balance sheet, and we believe its shares are currently undervalued."

      64. This announcement, together with the public filing of the AT&T Merger Agreement and related Voting Agreements with the SEC, was calculated to foreclose the emergence of any competing offer to acquire Telecorp, despite the low premium reflected by the 0.9 share exchange ratio offered to Telecorp's shareholders and the value of Telecorp to other strategic buyers.

THE AT&T MERGER AGREEMENT IS GROSSLY
UNFAIR TO TELECORP'S PUBLIC STOCKHOLDERS
----------------------------------------

      65. The AT&T Merger Agreement and the merger it contemplates are grossly unfair to the public stockholders of Telecorp. The consideration implied by the exchange ratio set forth in the agreement does not reflect the highest reasonably available price for the entire equity interest in Telecom.

      66. Following public announcement of the deal, most analysts have referred to the AT&T-TeleCorp deal as opportunistic on AT&T's part. "Certainly, I think AT&T Wireless is clearly being opportunistic," said Drake Johnstone: telecommunications analyst with Davenport & Co. The financial conditions for the deal, Johnstone said, were favorable to AT&T Wireless. The tremendous advantages of the Telecorp acquisition to AT&T--or to other potential acquirors such as Cingular Wireless, Verizon Communications, or Sprint PCS--were so obvious as to be termed a "no brainer" in an October 12, 2001 article appearing in the Puget Sound Business Journal:

            The $2.4 billion stock deal, described as a "no-brainer" by analysts, will give AT&T Wireless full control of the Arlington, Va.-based wireless operator. AT&T Wireless already owned 23 percent of TeleCorp/AT&T Wireless gains access to nearly 1 million additional subscribers as well as Telecorp's spectrum licenses, which cover another potential 32 million subscribers in 14 states from the Great Lakes to the Gulf of Mexico and Puerto Rico.

                           ***************************

            Such moves to increase coverage areas and prepare the way for new next-generation network rollouts would make equal sense for AT&T Wireless rivals Verizon Communications Inc. of New York City, Cingular Wireless of Atlanta and Sprint PCS Group of Overland Park, Kan.

      67. Several events subsequent to announcement of the AT&T Merger Agreement highlight its unfairness to Telecorp's public stockholders, AT&T's gross overreaching in connection with the deal, and the Director Defendants' failure to observe their fiduciary duties.

      68. First, the FCC voted on November 8, 2001 to raise the regulatory caps on the amount of spectrum that wireless carriers can own within discrete geographic markets. This action, which had been expected by the wireless industry for several months, is predicted by analysts to lead to a wave of spectrum-driven acquisitions. AT&T timed its deal to precede this announcement, and the director defendants failed to adequately investigate and consider the effect of this expected regulatory change on Telecorp's strategic value when they voted in favor of the AT&T deal. Moreover, in light of the expectation within the wireless communications industry of this regulatory change at the time of the October 7 Telecorp Board meeting, the Director Defendants were grossly negligent in approving the no-shop provisions of the AT&T Merger Agreement without adequate consideration of this factor.

      69. Second, on November 13, 2001, Telecorp announced strong Third Quarter 2001 results beating analyst expectations. Telecorp's subscribership of 915,895 represented a 126% increase over third quarter 2000, and its total revenues of $208.5 million represented a 127% increase over the same period. The director defendants failed to properly consider Telecorp's strong growth and "tremendous potential" for future growth in approving the AT&T deal.

      70. Finally, on November 14, 2001, AT&T affiliate Dobson Communications Corp. announced that it was no longer considering putting itself up for sale. Dobson, which pursues a business strategy substantially similar to that of Telecorp and which, like Telecorp, holds strategically valuable spectrum licenses, had earlier announced its retention of investment bankers to consider strategic alternatives to enhance shareholder value, including potential sale of the company. Explaining Dobson's decision, its CEO stated that "[g]iven the current economic climate, the strength of our operations, and the strategic nature of our markets, I firmly believe that all shareholders are better off by taking the potential sale off the table." By comparison to Dobson's course, that taken by the defendant directors when faced with AT&T's opportunistic, low-ball bid is a striking example of the harm faced by public shareholders when a controlled Board accedes to the wishes of a dominating shareholder.

                            CLASS ACTION ALLEGATIONS
                            ------------------------

      71. Plaintiffs bring this action on their own behalf and as a class action, pursuant to Rule 23 of the Rules of the Court of Chancery, on behalf of all holders of Telecorp's Class A Common Stock or their successors in interest, who are being and will be harmed by defendants' actions described herein (the "Class"). Excluded from the Class are defendants herein and any person, firm, trust, corporation or other entity related to or affiliated with any of the defendants.

      72. This action is properly maintainable as a class action because:

               a. There are hundreds, if not thousands, of Telecorp stockholders who are located throughout the United States. The Class is so numerous that joinder of all members is impracticable.

               b. There are questions of law and fact which are common to the Class, including: whether any of the defendant have committed or are continuing to commit breaches of their fiduciary duties of care, loyalty, good faith and/or disclosure to the Class; whether any of the defendants have engaged or are continuing to act in a manner having the purpose or effect of benefiting themselves at the expense of the Class; whether the proposed AT&T Merger is entirely fair to the Class; and whether plaintiffs and the other Class members will be irreparably harmed if the defendants are not enjoined in the manner described below.

               c. Plaintiffs are substantial holders of Telecorp's Class A Common Stock having a strong economic motive to prosecute this action vigorously and diligently, are committed to doing so, and have retained competent counsel experienced in litigation of this nature. Plaintiffs' claims are typical of the claims of the other members of the Class and Plaintiffs have the same interests as the other members of the Class. Accordingly, plaintiffs are adequate representatives of the Class and will fairly and adequately protect the interests of the Class.

               d. The prosecution of separate actions by individual members of the Class would create the risk of inconsistent and varying adjudications with respect to individual members of the Class which would establish incompatible standards of conduct for defendants, or adjudications with respect to individual members of the Class which would, as a practical matter, be dispositive of the interests of the other members not parties to the adjudications or substantially impair or impede their ability to protect their interests.

               e. The defendants have acted, or refused to act, on grounds generally applicable to, and causing injury to, the Class and, therefore, preliminary and final injunctive relief on behalf of the Class as a whole is appropriate.

                                CLAIMS FOR RELIEF
                                -----------------

                                     COUNT I
                                     -------

       (Against Defendants Vento, Sullivan, Anderson, Hague, Benson, Hall,
           Hannon, Hoak, Desai and Wendt (the "Director Defendants")
                         for Breach of Fiduciary Duty)

      73. Plaintiffs repeat and reallege each of the foregoing paragraphs as if fully set forth herein.

      74. Each of the Director Defendants owe fiduciary duties of care, loyalty and good faith to all of Telecorp's stockholders, and have an affirmative duty to ensure that, in a sale of the company, the highest reasonably available price is obtained for the shareholders.

      75. Each of the Director Defendants also have an unyielding affirmative duty to protect the stockholders of Telecorp from overreaching by its controlling stockholder, AT&T.

      76. The AT&T Merger Agreement and related contracts were unfairly initiated, timed, structured, disclosed to the directors and priced, having the effect of advantaging AT&T at the expense of Telecorp's public stockholders.

      77. By approving (or permitting the approval of) the AT&T Merger Agreement and related contracts, each of the Director Defendants breached their fiduciary duties.

      78. By permitting Telecorp to carry forward steps in preparation for the AT&T Merger, and failing to take steps designed to maximize the value of Telecorp for the benefit of all of its stockholders, the Director Defendants are continuing to breach their fiduciary duties.

      79. Plaintiffs have no adequate remedy at law.

                                    COUNT II
                                    --------

                (Against All Defendants for Declaratory Judgment)

      80. Plaintiffs repeat and reallege each of the foregoing paragraphs as if fully set forth herein.

      81. Telecorp's Board of Directors failed to inform itself of all material information reasonably available to it prior to voting to approve the proposed AT&T Merger and to recommend that Telecorp's shareholders vote in favor of it.

      82. Under these circumstances, the contemplated submission of the AT&T Merger Agreement to a vote of Telecorp's stockholders is barred by Section 251 of the Delaware General Corporation Law.

      83. Plaintiffs and the Class are entitled to a declaratory judgment to that effect.

      84. Plaintiffs have no adequate remedy at law.

                                    COUNT III
                                    ---------

                   (Against AT&T for Breach of Fiduciary Duty)

      85. Plaintiffs repeat and reallege each of the foregoing paragraphs as if fully set forth herein.

      86. AT&T, by virtue of its domination and control of the management and affairs of Telecorp, as set forth in detail above, owes fiduciary duties to the other stockholders of Telecorp.

      87. By exercising its control over Telecorp to cause the unfair initiation, timing, structuring, disclosure to the Telecorp Board, and pricing of the AT&T Merger Agreement and related contracts, all to its advantage at the expense of Telecorp's public stockholders, AT&T has breached its fiduciary duties.

      88. By taking steps to carry forward the transactions contemplated by the AT&T Merger Agreement and related contracts, AT&T is continuing to breach its fiduciary duties.

      89. Plaintiffs have no adequate remedy at law.

                                    COUNT IV
                                    --------

              (Against Defendants Vento and Sullivan for Breach of
         Fiduciary Duty in their Capacity of Holders of the Majority of the Voting Power of Telecorp Stock)

      90. Plaintiffs repeat and reallege each of the foregoing paragraphs as if fully set forth herein.

      91. As holders of the Majority of the voting power of all Telecorp stock, defendants Vento and Sullivan have fiduciary duties to all of Telecorp's stockholders.

      92. By agreeing with AT&T to use their voting power to approve the AT&T Merger Agreement, and thereby securing to themselves personal benefits not available to the other stockholders of Telecorp, Vento and Sullivan illegally sold their votes and breached their fiduciary duties. Their purpose in selling their votes was not to ensure, promote or facilitate the approval of a transaction beneficial to all of Telecorp's stockholders, but rather to permit AT&T to force an unfair transaction on the public stockholders of Telecorp, and in fact to assist it in doing so in exchange for personal benefits.

      93. Plaintiffs have no adequate remedy at law.

                                     COUNT V
                                     -------

                (Against Defendant AT&T for Aiding and Abetting)

      94. Plaintiffs repeat and reallege each of the foregoing paragraphs as if fully set forth herein.

      95. By creating and/or exploiting the conflicts of interest affecting Telecorp's directors, as described above, and by conspiring with Vento and Sullivan to (a) cause the Telecorp Board's approval of the AT&T Merger Agreement without the benefit of all reasonably available information material to the decision at hand, and (b) obtain from them the stockholder votes necessary to approve the deal in exchange for personal benefits, AT&T knowingly and actively participated, and continues to participate, in the past and continuing breaches of the fiduciary duties of care, loyalty and good faith owed by the Director Defendants to Telecorp's stockholders.

      96. As a direct and proximate result of AT&T's conduct, Plaintiffs are threatened with irreparable harm, as well as financial harm compensable in damages.

      97. Plaintiffs have no adequate remedy at law.

      WHEREFORE, Plaintiffs pray for judgment and relief as follows:

      A. Ordering that this action may be maintained as a class action and certifying plaintiffs herein as the Class representatives;

      B. Declaring that Defendants have breached their fiduciary duties to plaintiffs and the Class;

      C. Declaring that submission of the AT&T Merger to a vote of Telecorp's stockholders is illegal, null and void, and enjoining Defendants from doing so;

      D. Preliminarily and permanently enjoining Defendants and all persons acting in concert with them from proceeding with, consummating, or closing the contemplated transaction;

      E. Sterilizing the votes of the shares of Telecorp's Voting Preference Common Stock held by Vento and Sullivan;

      F. In the event the contemplated transaction is consummated, rescinding it or awarding rescissory damages to the Class;

      G. Directing Defendants to account to the Class members for their damages resulting from defendants' breaches of duty;

      H. Awarding plaintiffs the costs of this action, including a reasonable allowance for attorneys' and expert fees; and

      I. Granting such other relief as the Court deems just and proper.


DATED:  November 16, 2001


                                       BOUCHARD MARGULES & FRIEDLANDER



                                       /s/ Andre G. Bouchard
                                       -----------------------------------------
                                       Andre G. Bouchard (#2504)
                                       Joel E. Friedlander (#3163)
                                       David J. Margules (#2254)
                                       222 Delaware Avenue, Suite 1102
                                       Wilmington, DE  19801
                                       (302) 573-3500
                                       Attorneys for Plaintiffs

OF COUNSEL:

William Weatherly, Esquire
WEATHERLY LAW OFFICE
2320 14th Street
Gulfport, MS  39501